Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment to Form F-3

(Form Type)

Kabushiki Kaisha Mitsui Sumitomo Financial Group

(Exact name of registrant as specified in its charter)

SUMITOMO MITSUI FINANCIAL GROUP, INC.

(Translation of registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	—	—	—	—	—	—
Fees to Be Paid	Debt	Subordinated Debt Securities	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	U.S.$57,000,000,000 (1)(2)	—(1)(2)	U.S.$57,000,000,000 (1)(2)(3)	0.00011020	U.S.$6,281,400 (1)(2)(3)
	Total Offering Amounts					U.S.$57,000,000,000		U.S.$6,281,400
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							U.S.$6,281,400

(1)

The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price for senior debt securities and subordinated securities, as the case may be, will be determined from time to time by the registrant in connection with the issuance of the particular securities hereunder and is not specified as to each class of security. The maximum aggregate offering price of all securities issued by the Registrant pursuant to this registration statement (“Registration Statement”) shall not exceed U.S.$57,000,000,000 or the equivalent at the time of offering in any other currency. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The amount also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion, exchange or exercise of other securities.

(2)

This Registration Statement also relates to offers and sales of senior debt securities and subordinated debt securities after the initial sale of such securities in connection with market-making transactions by and through broker-dealer affiliates of Sumitomo Mitsui Financial Group, Inc., including SMBC Nikko Securities America, Inc. These securities consist of an indeterminate amount of such securities that are initially being registered, and will initially be offered and sold, under this registration statement and an indeterminate amount of such securities that were initially registered, and were initially offered and sold, under registration statements previously filed by Sumitomo Mitsui Financial Group, Inc. All such market-making reoffers and resales of these securities that are made pursuant to a registration statement after the effectiveness of this Registration Statement are being made solely pursuant to this Registration Statement. Pursuant to Rule 457(q) under the Securities Act, as amended, no separate registration fee will be paid with respect to any of such securities that may be reoffered or resold after their initial sale in market-making transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, as amended.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A